Exhibit 10.4(2)

THIRD AMENDMENT AGREEMENT

 This Agreement amends that certain Employment Agreement by and between Somerset Hills Bancorp, a New Jersey corporation having its principal place of business located at 155 Morristown Road, Bernardsville, New Jersey 07924 (“Employer”) and Stewart E. McClure, Jr., an individual residing at 90 Springhill Road, Mendham, New Jersey 07945 (“Employee”) dated March 8, 2001 and amended on May 15, 2003 and September 26, 2007 (the “Employment Agreement”).

 WHEREAS, the Employer has applied to participate in the Treasury Department’s Capital Purchase Program (the “CPP”) undertaken pursuant to the terms of the Emergency Economic Stabilization Act of 2008 (the “EESA”);

 WHEREAS, under the terms of the CPP and the EESA, Employer and Employee must amend certain terms of the Employment Agreement to comply with the provisions of the EESA;

 NOW, THEREFORE, the parties hereto hereby agree as follows:

 1. Section 7.7(d) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Section 7.7(d): (i) Notwithstanding any other provision herein, in the event Employee becomes entitled to receive any payment provided for under any provision of this Article VII, and the amount of such payment, when aggregated with any other payments or benefits payable to Employee under any other agreement or plan of Employer in connection with the event triggering the Employee’s right to payment under this Article VII exceeds an amount equal to three (3) times the Employee’s “base amount” (an “Excess Payment”), such benefits, in the aggregate, shall be reduced to an amount that is $1.00 less than three (3) times Employee’s “base amount”. For purposes hereof, the term “base amount” shall have the meaning set forth in 26 U.S.C. 280G(b)(3) and 26 CFR 1.280G-1, Q&A-34, except that with regard to payments under Section 7.7(a) hereof, references to “change in ownership or control” shall be treated as referring to “an applicable severance from employment”, as that term is defined in 31 CFR 30.9(b).

(ii) The determination of whether any payment provided for hereunder is an Excess Payment, and the amount by which such payment exceeds three (3) times Employee’s “base amount” and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized firm of accountants or compensation consultants selected and retained by the Board of Directors of the Employer (the “Accounting Firm”) within fifteen (15) calendar days of the event triggering the right to payment under Article VII. The Accounting Firm shall be reasonably acceptable to the Employee, and shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) business days of its retention, or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee.”

 2. Except as amended hereby, the terms and conditions of the Employment Agreement shall remain in full force and effect, unaltered in any way.

 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 16th day of January, 2009.

SOMERSET HILLS BANCORP

By: /s/ Edward B. Deutsch
 Edward B. Deutsch,
 Chairman

/s/ Stewart E. McClure, Jr.
 Stewart E. McClure, Jr.